FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST III

and

COUNTERPOINT MUTUAL FUNDS, LLC

THIS FIRST AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT is made and entered into as of August 29, 2017, between Northern Lights Fund Trust III, a Delaware statutory trust (the “Trust”), and Counterpoint Mutual Fund, LLC, a California limited liability company (the “Adviser”) located at 12760 High Bluff Drive, Suite 280, San Diego, CA 92130.

RECITALS:

       WHEREAS, the parties previously entered into an Investment Advisory Agreement between Northern Lights Fund Trust III and the Adviser, dated as of April 10, 2015 (the “Agreement”);

       WHEREAS, the Agreement continues in effect with respect to the Counterpoint Tactical Income Fund (the “Fund”) from year to year; provided, such continuance is approved at least annually before December 4th, (“Expiration Date”) each year by vote of a majority of the outstanding voting securities of the Fund or by the Trustees of the Trust;

WHEREAS, the purpose of this Amendment is to designate a new Expiration Date for the Agreement in order to align its annual renewal with other investment advisory agreements between the Adviser and the Trust;

NOW, THEREFORE, the parties hereto agree as follows:

1.	The Expiration Date in the Agreement is hereby amended to require annual approval to occur before November 30th each year, beginning in 2018.
2.	The parties acknowledge and agree that all provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to Investment Advisory Agreement to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By: _/s/ Richard Malinowski

Name: Richard Malinowski

Title: President

COUNTERPOINT MUTUAL FUNDS, LLC

By: __/s/ Michael Krause

Name: Michael Krause

Title: Chief Operating Officer